UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                        DYNAVAX TECHNOLOGIES CORPORATION
                        --------------------------------
                                (Name of Issuer)

                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)

                                    268158102
                        --------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  268158102                                                                     Page 2 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                                               Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       1,522,186

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  1,522,186

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,522,186         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.2%              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IA
-------------------------------------------------------------------------------------------------------------------
                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 268158102                                                                      Page 3 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta California Partners, L. P.
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                                               Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       1,522,186

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  1,522,186

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,522,186         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.2%              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------


CUSIP No. 268158102                                                                      Page 4 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta California Management Partners, L. P.
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                                               Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       1,522,186

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  1,522,186

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,522,186         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.2%              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

CUSIP No. 268158102                                                                      Page 5 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero Partners, LLC
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                                               Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       1,522,186

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  1,522,186

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,522,186         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.2%              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

CUSIP No. 268158102                                                                      Page 6 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Jean Deleage
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                               Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       1,522,186

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  1,522,186

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,522,186         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.2%              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 268158102                                                                      Page 7 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Garrett Gruener
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                               Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power       1,522,186
Person With
                                                     (7)      Sole Dispositive Power    -0-

                                                     (8)      Shared Dispositive Power  1,522,186

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,522,186         Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.2%              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 268158102                                                                      Page 8 of 13 Pages
-------------------------------------------------------------------------------------------------------------------
  (1)    Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Guy Nohra
-------------------------------------------------------------------------------------------------------------------
  (2)    Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                           (b)   X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                               Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power         -0-
Beneficially Owned
By Each Reporting                                    --------------------------------------------------------------
Person With                                          (6)      Shared Voting Power       1,486,714

                                                     --------------------------------------------------------------
                                                     (7)      Sole Dispositive Power    -0-

                                                     --------------------------------------------------------------
                                                     (8)      Shared Dispositive Power  1,486,714

-------------------------------------------------------------------------------------------------------------------
  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,486,714                  Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.0%              Please see Attachment A
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


Item 1.

(a) Name of Issuer: Dynavax Technologies Corporation ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

                  2929 7th Street, Suite 130
                  Berkeley, CA 94710

Item 2.

(a) Name of Person Filing:

         Alta Partners ("AP")
         Alta California Partners, L.P. ("ACP")
         Alta California Management Partners, L.P. ("ACMP")
         Alta Embarcadero Partners, LLC ("AEP")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Guy Nohra ("GN")

 (b) Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c) Citizenship/Place of Organization:


         Entities:         AP       -       California
                           ACP      -       Delaware
                           ACMP             Delaware
                           AEP              California

         Individuals:      JD               United States
                           GG               United States
                           GN               United States


(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 268158102

Item 3.  Not applicable.

Item 4         Ownership.

                             Please see Attachment A

------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------
                               AP         ACP         ACMP         AEP           JD           GG           GN
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------
(a)     Beneficial         1,522,186   1,522,186    1,522,186   1,522,186    1,522,186     1,522,186    1,486,714
        Ownership
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------
(b)     Percentage of         6.2%        6.2%        6.2%         6.2%         6.2%         6.2%         6.0%
        Class
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------
(c)     Sole Voting Power     -0-         -0-          -0-         -0-          -0-           -0-          -0-
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------
        Shared Voting      1,522,186   1,522,186    1,522,186   1,522,186    1,522,186     1,522,186    1,486,714
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------
        Sole Dispositive      -0-         -0-          -0-         -0-          -0-           -0-          -0-
        Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------
        Shared             1,522,186   1,522,186    1,522,186   1,522,186    1,522,186     1,522,186    1,486,714
        Dispositive Power
------- ------------------ ----------- ----------- ------------ ----------- ------------- ------------ ------------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 3, 2005

ALTA PARTNERS                                        ALTA CALIFORNIA PARTNERS, L.P.

                                                     By:  Alta California Management Partners, L.P.,


By:      /s/ Jean Deleage                            By:            /s/ Guy Nohra
   -----------------------------------------            -----------------------------------
         Jean Deleage, President                              Guy Nohra, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.            ALTA EMBARCADERO PARTNERS, LLC



By:      /s/ Guy Nohra                               By:      /s/ Jean Deleage
   -----------------------------------------            ------------------------------------
         Guy Nohra, General Partner                           Jean Deleage, Member


         /s/ Jean Deleage                                     /s/ Guy Nohra
--------------------------------------------            ------------------------------------
         Jean Deleage                                         Guy Nohra


         /s/ Garrett Gruener
--------------------------------------------
         Garrett Gruener


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 3, 2005



                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ALTA PARTNERS                                        ALTA CALIFORNIA PARTNERS, L.P.

                                                     By:  Alta California Management Partners, L.P.,


By:      /s/ Jean Deleage                            By:          /s/ Guy Nohra
   -----------------------------------------            -----------------------------------
         Jean Deleage, President                              Guy Nohra, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.            ALTA EMBARCADERO PARTNERS, LLC



By:      /s/ Guy Nohra                               By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------
         Guy Nohra, General Partner                           Jean Deleage, Member


         /s/ Jean Deleage                                     /s/ Guy Nohra
--------------------------------------------            ------------------------------------
         Jean Deleage                                         Guy Nohra


         /s/ Garrett Gruener
--------------------------------------------
         Garrett Gruener


                                 Attachment A



Alta Partners provides investment advisory services to several venture capital funds including, Alta California Partners L.P. and Alta Embarcadero Partners, LLC. Alta California Partners, L.P. beneficially owns 1,486,714 shares of Common Stock and Alta Embarcadero Partners, LLC beneficially owns 35,472 shares of Common Stock. The respective general partners and members of Alta California Partners L.P. and Alta Embarcadero Partners, LLC exercise sole voting and investment power in respect to the shares owned by such funds.

Certain  principals  of Alta  Partners are general  partners of Alta  California
Management Partners, L.P. (which is a general partner of Alta California Partners, L.P.), and members of Alta Embarcadero Partners, LLC. As general partners and members of such entities, they may be deemed to share voting and investment powers over the shares held by such funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Garrett Gruener is a general partner of Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.) and a member of Alta Embarcadero Partners, LLC. Thus he currently shares voting and dispositive powers over the 1,486,714 shares of Common Stock beneficially owned by Alta California Partners, L.P. and the 35,472 shares of Common Stock beneficially owned by Alta Embarcadero Partners, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Jean Deleage is a general partner of Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.) and a member of Alta Embarcadero Partners, LLC. Thus he currently shares voting and dispositive powers over the 1,486,714 shares of Common Stock beneficially owned by Alta California Partners, L.P. and the 35,472 shares of Common Stock beneficially owned by Alta Embarcadero Partners, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Guy Nohra is a general partner of Alta California Management Partners, L.P. (which is the general partner of Alta California Partners, L.P.) Thus he currently shares voting and dispositive powers over the 1,486,714 shares of Common Stock beneficially owned by Alta California Partners, L.P. He disclaims beneficial ownership of all such shares held by the foregoing fund except to the extent of his proportionate pecuniary interests therein.

Alta Partners is a venture capital company with an office in San Francisco. Alta Partners is California Corporation. Alta California Partners, L.P. is a Delaware Limited Partnership and Alta Embarcadero Partners, LLC is a California Limited Liability Company.